UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A (RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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AMYRIS, INC.
(Name of Registrant as Specified in its Charter)

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AMYRIS, INC.
5885 Hollis Street, Suite 100
Emeryville, California 94608

SUPPLEMENT NO. 1 TO PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS

These definitive additional materials (the “Supplement”) are being filed to supplement the definitive proxy statement on Schedule 14A (the “Proxy Statement”) filed by Amyris, Inc. (“Amyris” or the “Company”) with the Securities and Exchange Commission (the “SEC”) on July 6, 2020, and initially mailed to stockholders on or about July 6, 2020.

This Supplement provides additional information with respect to the proposals to be voted at Amyris’s Special Meeting of Stockholders to be held on August 14, 2020 (the “Special Meeting”) and should be read in conjunction with the Proxy Statement. Except as set forth herein, this Supplement does not revise or update any of the other information included in the Proxy Statement. Capitalized terms used but not defined herein have the meanings ascribed to them in the Proxy Statement.

This Supplement is being filed with the SEC and made available to shareholders at the Company’s website at www.amyris.com.

SUPPLEMENTAL DISCLOSURE TO THE PROXY STATEMENT

The disclosure in the Proxy Statement in the section titled “Questions and Answers” beginning on page 2, is hereby supplemented by adding the following disclosure:

Why did the Company enter into the transactions underlying the proposals?

Through the Offering and the Loan Agreement Amendment, the Company raised funds to satisfy certain obligations pursuant to outstanding debt instruments, to support general corporate purposes, including working capital, and finally for potential additional repayment of the Company’s outstanding debt obligations. The Offering and the Loan Agreement Amendment have been approved by the Pricing Committee and the Board, with the conversion of the shares of the Preferred Stock into shares of Common Stock being submitted for approval by the Company’s stockholders through the proposals set forth in the Proxy Statement.

The disclosure in the Proxy Statement in the section titled “Proposal 1 — Approval of the issuance of shares of our common stock issuable upon exercise by Foris Ventures, LLC of its option to convert all or any portion of the secured indebtedness outstanding under the Amended and Restated Loan and Security Agreement dated October 28, 2019, as further amended on June 1, 2020, into shares of our common stock, in accordance with Nasdaq Listing Standard Rule 5635(d)” beginning on page 7, and in the subsection titled “Loan Agreement Amendment” is hereby supplemented by adding the following disclosure:

The Loan Agreement Amendment was reviewed and approved by our Board in compliance with our Related-Party Transactions Policy which, among other things, requires that any transaction with a related party must be reported under applicable SEC rules (other than certain compensation related matters), and must be reviewed and approved or ratified by the Audit Committee of our Board or another independent body of our Board. For more information, please see subsection “Interests of Certain Persons” on page 11 of the Proxy Statement.

The subsection titled “Background — A&R Loan Agreement,” beginning on page 7, is hereby supplemented by adding the following disclosure:

On June 2, 2020, the Pricing Committee, an independent committee appointed by the Board and comprised of independent Board members Dr. Geoff Duyk and Mr. Steven Mills, met to review certain transactions and related matters with Foris and other purchasers. At this meeting, Mr. Melo, our Chief Executive Officer, outlined for the Pricing Committee, among other things, the terms of new transactions with Foris, including the Loan Amendment Agreement which was executed on June 1, 2020. Mr. Melo explained that (a) the price of Common Stock underlying the Conversion Option, as set forth in the Loan Amendment Agreement, would be equal to the per share price determined in connection with the Offering, (b) the interest rate under the Loan Amendment Agreement would be 6% per annum (reduced from 12%), and (c) no principal or interest payments would be due prior to July 1, 2022, the maturity date under the new Loan Amendment Agreement. The Pricing Committee asked questions regarding the terms of the Loan Amendment Agreement, including regarding the amount of proceeds that the Company expected to receive, the total outstanding indebtedness of the Company, whether such terms were consistent with similar terms available from unaffiliated third parties, and alternative sources of financing available to the Company. The Pricing Committee then resolved to recommend that the Board approve and ratify the Loan Amendment Agreement. The Board, excepting Mr. Doerr who participated solely for purposes of satisfying quorum requirements, approved the Loan Agreement Amendment by unanimous written consent on June 2, 2020.

The disclosure in the Proxy Statement in the section titled “Proposal 2 — Approval of the issuance of shares of our common stock upon the conversion of our Series E Convertible Preferred Stock issued in a private placement in June 2020 (the “Offering”), in accordance with Nasdaq Listing Standard Rule 5635(d)” beginning on page 12, and in the subsection titled “Purchase Agreements,” is hereby supplemented by adding the following disclosure:

On May 28, 2020, the Board authorized retention of the Placement Agents, and authorized the creation of the Pricing Committee to approve the terms of the Purchase Agreements and the securities to be issued pursuant thereto, including the aggregate amount and price of such securities, the allocation between Common Stock and Preferred Stock, and the terms upon which certain shares of Preferred Stock may be converted into shares of Common Stock. The Board authorized the Pricing Committee to determine the final terms of the Offering within the following parameters: (i) the issuance of up to $175,000,000 worth of securities for a minimum purchase price of $2.60 per underlying common share; or (ii) the issuance of up to $200,000,000 worth of securities for a minimum purchase price of $3.00 per underlying common share.

On June 1, 2020, we entered into a Purchase Agreement with Foris where Foris agreed to purchase $20,000,000 of Preferred Stock, representing a proportional investment by Foris in anticipation of the Offering, in accordance with the pricing terms for the Offering as determined by the Pricing Committee.

On June 2, 2020, the Pricing Committee resolved to conduct the Offering such that the Company could sell up to $200,000,000 worth of securities for a purchase price of $3.00 per underlying common share. The Pricing Committee also reviewed the Foris Purchase Agreement and recommended that the Board approve and ratify the Foris Purchase Agreement. The Pricing Committee also approved the filing of the Proxy Statement in connection with the Stockholder Approvals. On June 2, 2020, by unanimous written consent (with Mr. Doerr participating solely for the purpose of satisfying quorum requirements), the Foris Purchase Agreement was thereafter approved and ratified, in compliance with our Related-Party Transactions Policy which, among other things, requires that any transaction with a related party that must be reported under applicable SEC rules (other than certain compensation related matters), and must be reviewed and approved or ratified by the Audit Committee of our Board or by another independent body of our Board. For more information, please see subsection “Interests of Certain Persons” on page 11 of the Proxy Statement.

The Purchase Price was determined by negotiations between us and the purchasers based on a number of factors, including information about our industry, our business and risk profile, our prospects for future earnings, an assessment of our management, the general condition of the securities markets at the time of the sale, and recent market prices of, and demand for, our stock and that of comparable companies at a negotiated 12% discount to the market price of our Common Stock calculated based on the VWAPs of our Common Stock from May 8, 2020 to May 29, 2020.

Each of Jefferies LLC and Cowen and Company, LLC served as joint lead placement agents and Oppenheimer & Co. Inc. served as a co-placement agent (collectively, the “Placement Agents”) with respect to the Offering, and we paid an aggregate of $9 million in fees in connection therewith corresponding to 6% of the gross proceeds of the Offering, except with respect to the Shares purchased by Affiliated Investors. H.C. Wainwright & Co. (“HCW”) provided advisory services to the Company with respect to alternatives to the Offering, including a restructuring of the Company’s debt instruments, and we paid $200,000 in fees in connection therewith.

The Company and Affiliated Investors had no prior relationship with the Placement Agents or HCW, except that, in the past three years, (i) Oppenheimer & Co. Inc. acted as placement agent in connection with the issuance of (a) warrants to purchase up to an aggregate of 3,616,174 shares of our common stock in April 2018, and (b) $60 million in aggregate principal amount of senior convertible notes in December 2018, and we paid fees of approximately $0.5 million and $3.1 million, respectively, in connection with these transactions; and (ii) Rodman & Renshaw, a unit of HCW, acted as placement agent for the registered direct offering and the private placement of $95 million of our convertible preferred stock in May 2017 and we paid approximately $0.5 million in fees in connection therewith. In addition, we paid Oppenheimer & Co. Inc. fees of (a) an aggregate of $1 million in 2019, allocated to certain transactions (forbearance agreement with the holders of our 2015 Rule 144A Note; private placement of shares of our common stock and warrants to purchase shares of our common stock in April 2019; and the exchange, in May 2019, of the senior convertible notes issued in December 2018), and (b) $100,000 in 2020, for advisory services provided since November 2019.

This Supplement should be read in conjunction with the Proxy Statement. Except as specifically amended by this Supplement, all information in the Proxy Statement remains unchanged. If you have already submitted a proxy and do not wish to change your vote, you need not take any further action. If you would like to change or revoke your prior vote on any proposal, please refer to the Proxy Statement for instructions on how to do so.